FNCB EARNINGS INCREASE 20%

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported 2006 earnings of $13.5 million which represents a 20% improvement over the $11.2 million earned last year. The primary factor for the improvement was a 17% increase in loans outstanding and 23% growth in total deposits which contributed to a $4.5 million, or 15%, increase in net interest income before the provision for credit losses. The company also reported improvement in its Return on Assets from 1.18% to 1.26% and Return on Equity from 13.96% to 15.30%. Basic earnings per share increased 18% from $.93 in 2005 to $1.10 in 2006.

Total assets grew $177 million, or 18%, in 2006 and ended the year at $1.2 billion. This growth was enhanced by the acquisition of a community banking office in Honesdale which added $75 million of new deposit balances in November. Cash dividends per share increased 30% to $.48 per share in 2006 and shareholders also benefited from the 10% stock dividend which was paid on March 31, 2006.

FNCB operates seventeen offices throughout the Lackawanna, Luzerne and Wayne County markets. Plans for 2007 include an additional office in Honesdale, Wayne County and the opening of three offices in Monroe County (Stroudsburg, Mount Pocono, and Marshalls Creek).